P&F INDUSTRIES REPORTS RESULTS FOR THE YEAR ENDED DECEMBER 31, 2013

MELVILLE, N.Y., March 25, 2014 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the year ended December 31, 2013. P&F Industries, Inc. is reporting full year 2013 revenue of $76,066,000, compared to $59,871,000 for the full year 2012. Additionally, the Company is reporting full year 2013 income before income taxes of $4,604,000, compared to $3,296,000, for the same period in 2012. The Company’s revenue for the three-month period ended December 31, 2013, was $15,398,000, a 21.3% increase over the same period in 2012. Additionally, the Company’s income before income taxes for the three-month period ended December 31, 2013 was $926,000, compared to $479,000, for the same period in 2012.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “Our consolidated 2013 revenue increased 27.0% when compared to 2012’s revenue. Specifically, our Tools segment revenue for 2013 grew by 31.9% over the prior year, primarily due to the addition of The Home Depot. Additionally, our Hardware segment is also reporting an increase in year over year revenue of 15.6%.”

The Company’s 2013 net income after taxes was $3,225,000, compared to $5,411,000, for the same period in 2012. Mr. Horowitz noted, “Although we are reporting an increase in our income before income taxes of approximately $1.3 million, our net income after taxes declined. I wish to remind our stockholders that in the third quarter of 2012, we reduced the valuation allowance on certain deferred tax assets, resulting in a net deferred tax benefit in 2012 of $2,115,000. Therefore, we are reporting full-year 2013 basic and diluted earnings per share of $0.87 and $0.83, respectively, compared to $1.49 and $1.44, respectively, for full-year 2012.” Mr. Horowitz added, “As the result of a lapse of the statute of limitations on an uncertain tax position, during the fourth quarter of 2013 we realized a tax benefit of $329,000. As a result, our net income after taxes for the 2013 fiscal fourth quarter was $919,000, compared to $342,000 in the same period in 2012.”

Mr. Horowitz concluded by saying, “Lastly, as the result of our exiting the kitchen and bath product line at Nationwide in November 2013, we have effectively accelerated approximately $7.8 million of deferred tax deductions. We believe this action will reduce our cash tax payments by approximately $2,680,000, as the tax liabilities become due.”

The Company is reporting the following:

REVENUE:

	Three months ended December 31,
	2013	2012	Variance	Variance
			$	%
Tools
Florida Pneumatic	$8,432,000	$5,397,000	$3,035,000	56.2%
Hy-Tech	3,517,000	4,072,000	(555,000)	(13.6)
Tools Total	11,949,000	9,469,000	2,480,000	26.2

Hardware
Hardware Total	3,449,000	3,222,000	227,000	7.0
Consolidated	$15,398,000	$12,691,000	$2,707,000	21.3%

	Year ended December 31,
	2013	2012	Variance	Variance
			$	%
Tools
Florida Pneumatic	$39,916,000	$25,484,000	$14,432,000	56.6%
Hy-Tech	15,658,000	16,657,000	(999,000)	(6.0)
Tools Total	55,574,000	42,141,000	13,433,000	31.9

Hardware
Hardware Total	20,492,000	17,730,000	2,762,000	15.6
Consolidated	$76,066,000	$59,871,000	$16,195,000	27.0%

An analysis of Florida Pneumatic’s revenue for 2013 and 2012 is as follows:

	Three months ended December 31,
	2013		2012		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$6,296,000	74.7%	$2,979,000	55.2%	$3,317,000	111.3%
Industrial/catalog	1,597,000	18.9	1,754,000	32.5	(157,000)	(9.0)
Automotive	234,000	2.8	233,000	4.3	1,000	0.4
Other	305,000	3.6	431,000	8.0	(126,000)	(29.2)
Total	$8,432,000	100.0%	$5,397,000	100.0%	$3,035,000	56.2%

	Year Ended December 31,
	2013		2012		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$30,429,000	76.2%	$14,499,000	56.9%	$15,930,000	109.9%
Industrial/catalog	6,938,000	17.4	7,813,000	30.7	(875,000)	(11.2)
Automotive	1,124,000	2.8	1,071,000	4.2	53,000	4.9
Other	1,425,000	3.6	2,101,000	8.2	(676,000)	(32.2)
Total	$39,916,000	100.0%	$25,484,000	100.0%	$14,432,000	56.6%

The primary factor in Florida Pneumatic’s fourth quarter revenue growth is the addition of The Home Depot (“THD”). Revenue from its other retail customer, Sears Holdings Corporation, also increased when compared to the same three month period in 2012. However, its Industrial/catalog revenue declined, due primarily to weakness within the metal-working and fabrication channels, which use abrasive/finishing tools such as grinders and cutting tools. Fourth quarter of 2013 Other revenue, which includes revenue from its Berkley, air filters and OEM lines, declined when compared to the same period in 2012, due primarily to a large one-time purchase by a customer during the fourth quarter of 2012, not repeated in the same period this year.

With respect to the full-year 2013, the most significant factor contributing to the increase in Florida Pneumatic’s revenue has been the growth in its Retail business, with the addition of THD. Partially offsetting this increase was the decline in Florida Pneumatic’s Industrial/catalog revenue. We believe this decline was due primarily to an ongoing softening within the metal-working and fabrication channels. Additionally, a portion of the decline in annual revenue in this area is what we believe to be a reduction in inventory levels of certain catalog customers. Despite a sluggish 2013, we will continue our ongoing effort to expand our presence in this higher gross margin sector. The decrease in Florida Pneumatic’s Other revenue was due in large part to the loss in 2013 of a large, low margin air filter customer.

An analysis of Hy-Tech’s revenue for 2013 and 2012 is as follows:

Hy-Tech focuses primarily on the industrial/heavy-duty sector of the pneumatic tools market.  It manufactures and markets a line of products that target the power generation, mining, construction and general industrial manufacturing markets.  Hy-Tech also creates quality replacement parts for pneumatic tools, markets its own value-added line of air tools and distributes a complementary line of sockets, in the aggregate, (“ATP”).

	Three months ended December 31,
	2013		2012		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$2,678,000	76.2%	$2,592,000	63.7%	$86,000	3.3%
Hy-Tech Machine	344,000	9.8	397,000	9.7	(53,000)	(13.4)
Major customer	381,000	10.8	1,014,000	24.9	(633,000)	(62.4)
Other	114,000	3.2	69,000	1.7	45,000	65.2
Total	$3,517,000	100.0%	$4,072,000	100.0%	$(555,000)	(13.6)%

	Year Ended December 31,
	2013		2012		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$11,038,000	70.5%	$10,840,000	65.1%	$198,000	1.8%
Hy-Tech Machine	1,845,000	11.8	1,664,000	10.0	181,000	10.9
Major customer	2,373,000	15.1	3,787,000	22.7	(1,414,000)	(37.3)
Other	402,000	2.6	366,000	2.2	36,000	9.8
Total	$15,658,000	100.0%	$16,657,000	100.0%	$(999,000)	(6.0)%

Fourth quarter of 2013 ATP revenue improved slightly over the same period in 2012. Hy-Tech Machine revenue encountered a sluggish fourth quarter of 2013, compared to the fourth quarter of 2012. The most significant change in Hy-Tech’s fourth quarter 2013 revenue compared to the same period in 2012 was the decline in revenue from its Major customer. We believe this decline to be the result of this customer’s continuing effort to reduce its world-wide inventory levels.

When comparing the full year 2013 to 2012, ATP revenue was essentially flat, improving 1.8%. Despite this increase, we believe economic uncertainty at both a national and global level may continue to suppress ATP revenue in 2014. 2013 revenue from its Hy-Tech Machine products increased over 2012, primarily due to a special order shipped in the second quarter of 2013. Lastly, revenue from Hy-Tech’s Major customer during 2013 declined compared to 2012, as we believe this customer continued to reduce its world-wide inventory levels, compounded further by the impact of a weak global economy.

An analysis of Nationwide’s revenue for 2013 and 2012 is as follows:

	Three months ended December 31,
	2013		2012		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and gate hardware	$2,480,000	71.9%	$2,061,000	64.0%	$419,000	20.3%
Kitchen and bath	134,000	3.9	528,000	16.4	(394,000)	(74.6)
OEM	479,000	13.9	364,000	11.3	115,000	31.6
Patio	356,000	10.3	269,000	8.3	87,000	32.3
Total	$3,449,000	100.0%	$3,222,000	100.0%	$227,000	7.0%

	Year ended December 31,
	2013		2012		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and gate hardware	$14,747,000	72.0%	$12,265,000	69.2%	$2,482,000	20.2%
Kitchen and bath	2,331,000	11.4	2,709,000	15.3	(378,000)	(14.0)
OEM	1,882,000	9.1	1,599,000	9.0	283,000	17.7
Patio	1,532,000	7.5	1,157,000	6.5	375,000	32.4
Total	$20,492,000	100.0%	$17,730,000	100.0%	$2,762,000	15.6%

 During the fourth quarter of 2013, Nationwide continued to grow its Fence and gate hardware revenue, compared to the same period in 2012, due in large part to an expanding customer base, new products released throughout 2013, as well as continuing to take full advantage of increased housing starts. Two significant factors contributed to the 31.6% increase in OEM revenue. Firstly, our major OEM customer increased their orders during the quarter, and secondly, improvement in the housing market has driven sales of our window and door accessories. Additionally, increased activity in the sale of foreclosed homes occurring primarily in Florida is the most significant factor contributing to the increase in Patio revenue.

On November 12, 2013, Nationwide sold to an unrelated third party, all inventory, intangibles and certain fixed assets attributable to its Kitchen and bath product line. Factors considered in reaching this decision included, but were not limited to: (i) tax incentives, (ii) dwindling net contribution margins, (iii) high levels of inventory necessary to properly serve the marketplace, (iv) narrow market penetration, and (v) required changes in product construction necessary to comply with various regulations.

 During 2013, Nationwide launched several new products, continued its successful marketing efforts as it increased its customer base across the United States and prospered by taking full advantage of increased housing starts, which contributed to the significant growth in its year over year Fence and gate hardware revenue. Nationwide intends to continue its current growth strategy, which is to develop new products and accessories in the Fence and gate hardware line, as well as to continue to expand its national marketing campaign. The increase in Nationwide’s OEM product line revenue improved almost 18% compared to the same period a year ago. This increase occurred mostly in the third quarter of 2013, essentially due to an increase in purchasing from a major customer within this product offering, along with an increase in housing starts, which is a driver for these products. Patio revenue during the full-year 2013 increased when compared to the same period in 2012, due primarily to an increase in the sale of foreclosed housing, which tend to require repair/replacement of patio enclosures.

As Fence and gate hardware continue to be the primary contributor to Nationwide’s revenue growth, we intend to continue our current strategy, which is to develop new, innovative Fence and gate hardware products and accessories, as well as to continue to expand our national market campaign. This action may impact the performance of its other product lines.

GROSS MARGIN

	Three months ended December 31,		Increase (decrease)
	2013	2012	Amount		%
Tools	$4,235,000	$3,663,000	$572,000		15.6%
As percent of respective revenue	35.4%	38.7%	(3.3	) %pts.
Hardware	$1,206,000	$1,154,000	$52,000		4.5%
As percent of respective revenue	35.0%	35.8%	(0.8	) %pts.
Consolidated	$5,441,000	$4,817,000	$624,000		13.0%
As percent of respective revenue	35.3%	38.0%	(2.7	) %pts.

	Year Ended December 31,		Increase (decrease)
	2013	2012	Amount		%
Tools	$19,728,000	$15,416,000	$4,312,000		28.0%
As percent of respective revenue	35.5%	36.6%	(1.1	) %pts.
Hardware	$7,604,000	$6,726,000	$878,000		13.1%
As percent of respective revenue	37.1%	37.9%	(0.8	) %pts.
Consolidated	$27,332,000	$22,142,000	$5,190,000		23.4%
As percent of respective revenue	35.9%	37.0%	(1.1	) %pts.

	Three months ended December 31,		Increase (decrease)
	2013	2012	Amount		%
Florida Pneumatic	$2,856,000	$2,019,000	$837,000		41.5%
As a percentage of respective revenue	33.9%	37.4%	(3.5	) %pts.

Hy-Tech	$1,379,000	$1,644,000	$(265,000)		(16.1)%
As a percentage of respective revenue	39.2%	40.4%	(1.2	) %pts.

Total Tools	$4,235,000	$3,663,000	$572,000		15.6%
As a percentage of respective revenue	35.4%	38.7%	(3.3	) %pts.

	Year Ended December 31,		Increase (decrease)
	2013	2012	Amount		%
Florida Pneumatic	$13,227,000	$8,482,000	$4,745,000		55.9%
As a percentage of respective revenue	33.1%	33.3%	(0.2	) %pts.

Hy-Tech	$6,501,000	$6,934,000	$(433,000)		(6.2)%
As a percentage of respective revenue	41.5%	41.6%	(0.1	) %pts.

Total Tools	$19,728,000	$15,416,000	$4,312,000		28.0%
As a percentage of respective revenue	35.5%	36.6%	(1.1	) %pts.

Florida Pneumatic’s fourth quarter of 2013 Retail revenue included promotional products which generated lower than average gross margin, thus negatively impacting this quarter’s overall margin percentage. However, the $3.0 million increase in revenue enabled Florida Pneumatic to increase its gross profit more than 41%. When comparing the three-month periods ended December 31, 2013 and 2012, Hy-Tech’s gross margin declined due primarily to product mix and lower absorption of manufacturing overhead, due to less production volume. This, combined with lower sales, resulted in lower gross profit during the fourth quarter of 2013 compared to the same period in 2012.

When comparing the full-year of 2013 and 2012, Florida Pneumatic’s gross margin decreased slightly primarily due to increased Retail revenue, which tend to generate lower gross margin, offset by improved absorption of warehouse and manufacturing overhead due to the increase in inventory through-put for THD, and cost reductions on certain products. Its nearly 56% increase in gross profit is due to greater total revenue. Hy-Tech’s 2013 gross margin was constant with that of the prior year, declining 0.1 percentage point. Product costs improved slightly in 2013, however lower absorption of factory overhead resulted in the net decline.

The slight decline of 0.8 percentage points in Nationwide’s gross margin for the fourth quarter of 2013 compared to the same period in 2012, was due to overall product-line mix, various product cost increases, as well as increased overseas labor costs and incremental air-freight costs incurred to meet higher customer demand.  However, with improved revenue in the fourth quarter of 2013, Nationwide was able to increase its gross profit by $52,000 when compared to the same period in 2012.

Consistent throughout 2013 Nationwide’s gross margins have been adversely affected by its overall product-line mix, cost increases, additional freight costs, and to a lesser degree competitive pricing pressure. As a result, gross margins were down on all product lines. However, as Nationwide was able to improve its revenue during 2013, compared to 2012, it increased its total gross profit $878,000. As the Kitchen & bath product line will no longer be offered, we believe Nationwide’s overall gross margins should improve; however, there can be no assurance that other negative factors may not impact its results.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include, among other things, all compensation plus employee benefits and related costs, administrative facilities, communications, variable costs, promotional expenses for our direct sales and marketing staff, legal, accounting and other professional fees, as well as amortization and depreciation and general corporate overhead and engineering expenses.

During the fourth quarter of 2013, SG&A was $4,433,000, or 28.8%, compared to $4,213,000, or 33.2% of revenue, during the same three-month period in 2012. The most significant items contributing to the increase are variable costs, which aggregate to $967,000. Variable costs include, among other things, commissions, warranty costs, freight out and advertising/promotional fees. Most of the increase in our variable costs is associated with the additional Retail revenue generated at Florida Pneumatic, and to a lesser extent, increased warranty related expenses at Nationwide. Partially offsetting the increase was a $576,000 reduction in compensation, which is comprised of base salaries and wages, associated payroll taxes, employee benefits and accrued performance-based bonus incentives. Depreciation and amortization expenses during the fourth quarter of 2013 were lower than the same period in 2012 by $98,000; due primarily to lower amortized financing costs in 2013.

SG&A for 2013 was $22,325,000, compared to $18,320,000, incurred during 2012.  Stated as a percentage of revenue, 2013 SG&A was 29.3%, down from 30.6% for the prior year. As noted earlier in this discussion, primarily the result of increased Retail revenue at Florida Pneumatic from sales to THD, our variable expenses, during 2013 increased $3,859,000, when compared to 2012. Additionally, included in our first quarter 2013 SG&A, was a one-time marketing fee of $700,000 incurred by Florida Pneumatic in connection with the initial roll-out to THD.  Partially offsetting the increases were reductions in our depreciation and amortization costs of $503,000. Further, during the second quarter of 2012, we recorded a charge of $167,000 for estimated potential penalties and related fees and expenses in connection with unpaid import duty relating to certain products imported by Florida Pneumatic during the period from January 1, 2009 through September 19, 2012, which did not occur in 2013. Lastly, compensation costs declined $66,000, resulting from a $460,000 reduction in performance-based bonus incentives, partially offset by increased headcount and slight salary rate increases.

 INTEREST

	Three months ended December 31,
	2013	2012	Decrease
Short-term borrowings	$20,000	$47,000	$(27,000)
Term loans, including Capital Expenditure Term Loans	62,000	78,000	(16,000)

Total	$82,000	$125,000	$(43,000)

	Year Ended December 31,
	2013	2012	Decrease
Short-term borrowings	$149,000	$190,000	$(41,000)
Term loans, including Capital Expenditure Term Loans	254,000	325,000	(71,000)
Subordinated Loans	---	11,000	(11,000)

Total	$403,000	$526,000	$(123,000)

The average balance of Short-term borrowings during the three-month period ended December 31, 2013, compared to the same period in the prior year, as well as lower average borrowing rates were key factors contributing to the reduction in interest expense incurred. The reduction of interest expense incurred on our Term Loans was driven by lower interest rates applied to reduced Term Loan balances. The average balance of short-term borrowings during the fourth quarter of 2013 was $3,086,000, compared to $5,727,000 in 2012.

As with our quarterly results, the key factors contributing to the reduction in interest expense during 2013 compared to 2012 were: (i) the reduction in interest rates on our short-term borrowings during the comparative periods; (ii) lower average balance of short-term borrowings, which was $5,819,000 in 2013, compared to $5,981,000 in 2012, and (iii) lower Term Loan balances.

In July 2012, we repaid a $250,000 subordinated loan to our CEO, along with approximately $11,000 of interest.

INCOME TAX EXPENSE

The effective tax rates applicable to income from continuing operations for the years ended December 31, 2013 and 2012, respectively, were 30.0% and (63.4)%.  The primary factors affecting the 2013 effective tax rate were nondeductible expenses, reversal of an uncertain tax position, an increase in the valuation allowance on certain state deferred tax assets and state income taxes. The primary factor affecting the 2012 effective tax rate was the partial reversal of the valuation allowance, as described below.

During 2012, we recorded a net deferred tax benefit of $2,243,000, which resulted from a reduction in the valuation allowance on our deferred tax assets, partially offset by the utilization of deferred tax assets in 2012. We believe it was appropriate to reduce the valuation allowance, based upon evidence such as profitability for the years ended December 31, 2010, 2011 and 2012, as well as projected future sources of taxable income. As a result, our effective tax rate for the twelve-month period ended December 31, 2012 is not directly correlated to the amount of our pretax income and is not comparable to the effective tax rate for the same period in the current year. We still maintain a full valuation allowance on certain state deferred tax assets.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, March 25, 2014, at 11:00 A.M., Eastern Time to discuss its full year 2013 results. Investors and other interested parties can listen to the call by dialing 866-337-6663, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about March 26, 2014.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement. This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results for the 2014 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousand $)	December 31, 2013	December 31, 2012
	(Unaudited)	(Audited)
Assets
Cash	$413	$695
Accounts receivable - net	8,739	6,675
Inventories - net	22,974	24,073
Deferred income taxes - net	1,168	1,139
Prepaid expenses and other current assets	829	547

Total current assets	34,123	33,129

Net property and equipment	10,229	11,102
Goodwill	5,150	5,150
Other intangible assets - net	1,502	1,752
Deferred income taxes – net	1,594	3,211
Other assets – net	643	813
Total assets	$53,241	$55,157

Liabilities and Shareholders’ Equity
Short-term borrowings	$360	$2,793
Accounts payable	3,006	4,843
Accrued liabilities	3,520	4,332
Current maturities of long-term debt	460	460

Total current liabilities	7,346	12,428

Long-term debt, less current maturities	6,903	7,363
Other liabilities	262	278

Total liabilities	14,511	20,069

Total shareholders' equity	38,730	35,088

Total liabilities and shareholders' equity	$53,241	$55,157

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

In Thousands $	Years ended December 31,
	2013	2012
	(Unaudited)	(Audited)

Net revenue	$76,066	$59,871
Cost of sales	48,734	37,729
Gross profit	27,332	22,142
Selling, general and administrative expenses	22,325	18,320
Operating income	5,007	3,822
Interest expense	403	526
Income before income taxes	4,604	3,296
Income tax expense (benefit)	1,379	(2,115)
Net income	$3,225	$5,411

### End ###